Exhibit 99.1

Introgen Appoints James E. Rothman, Ph.D., to Board of Directors

World-Renowned Scientist Brings Expertise in Areas of Oncology and Personalized Medicine

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ:INGN), a developer of targeted molecular therapies for cancer, today announced the appointment of James E. Rothman, Ph.D., to the Company’s board of directors. In September 2008, Dr. Rothman will relocate his laboratory from Columbia University to Yale University where he will serve as the Wallace professor of biomedical sciences, chairman of the Department of Cell Biology and founder of the Yale University Center for High-Throughput Cell Biology.

Dr. Rothman is renowned for discovering the molecular machinery responsible for transfer of materials among compartments within cells. Understanding this delivery process, known as membrane fusion, is valuable for drug development since alterations in these pathways are important in cancer, diabetes, and diseases of the central nervous system. Through his work, Dr. Rothman has provided a unified conceptual framework for understanding such diverse and important processes as the release of insulin into the blood, communication between nerve cells in the brain, and the entry of viruses like the AIDS virus to infect cells.

“Jim Rothman is a widely recognized pioneer in the personal medicine movement. He is a brilliant scientist with accomplishments in the commercial sector as well as the academic community,” said David G. Nance, Chairman and Chief Executive Officer of Introgen. “We expect that his extensive knowledge and expertise in combining molecular diagnostics and targeted molecular therapies to realize personalized medicines will prove invaluable to Introgen. This will be especially true as we work toward the approval of ADVEXIN, our own personalized medicine, which is currently under regulatory review in the U.S. and Europe for the treatment of recurrent, refractory head and neck cancer.”

Prior to his work at Columbia, Dr. Rothman served as vice chairman of the Sloan-Kettering Research Institute of Memorial Sloan-Kettering Cancer Center where he also founded and chaired the Department of Cellular Biochemistry and Biophysics. Dr. Rothman has also served as the Chief Scientist at General Electric (GE) Healthcare where he helped develop the company’s strategy in personalized medicine. Currently, he is the senior scientific advisor for biomedical research at GE’s Global Research Center. Additionally, Dr. Rothman has previously served on scientific advisory boards of Johnson & Johnson, GlaxoSmithKline, Amersham, ARIAD Pharmaceuticals and Merck and currently advises Eli Lilly in oncology.

“Introgen’s work with ADVEXIN and other personalized gene therapy agents positions the company as a potential leader in an increasingly important segment of drug development,” stated Dr. Rothman. “The data from the company’s pivotal clinical trials of ADVEXIN are promising and I look forward to working with Introgen toward the successful approval of the therapy.”

Dr. Rothman has received numerous awards and honors in recognition of his work, including the Lasker Award for Biomedical Research, the King Faisal International Prize for Science, the Gairdner Foundation International Award, the Lounsbery Award of the National Academy of Sciences, the Heineken Foundation Prize of the Netherlands Academy of Sciences, and the Louisa Gross Horwitz prize of Columbia University. He is a member of the National Academy of Sciences and its Institute of Medicine, and is a fellow of the American Academy of Arts and Sciences. Dr. Rothman received his Ph.D. in biological chemistry from Harvard Medical School and completed a fellowship in the Department of Biology at the Massachusetts Institute of Technology. He has previously held professorships at Stanford and Princeton Universities.

About Introgen

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.

Forward-Looking Statements

Statements in this release that are not strictly historical may be "forward-looking" statements, including those relating to Introgen's future success with its ADVEXIN clinical development programs for treatment of cancer and the use of biomarker data to support the regulatory approval of ADVEXIN and improve the care of patients and the success of the appointment of Dr. Rothman to the Board of Directors. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen's operations and business environment, including Introgen's stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen's product candidates, the ability to obtain the appropriate regulatory approvals, Introgen's patent protection and market acceptance, as well as other risks detailed from time to time in Introgen's filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof. Only the FDA, EMEA and corresponding regulatory agencies have the authority to approve pharmaceutical products.

CONTACT:
Introgen Therapeutics, Inc.
Channing Burke, 512-708-9310, ext 322
c.burke@introgen.com
or
Vida Communication
Investor Relations:
Stephanie Diaz, 415-675-7400
sdiaz@vidacommunication.com
or
Media Relations:
Tim Brons, 415-675-7400
tbrons@vidacommunication.com